EXHIBIT 10.1

         February 28, 2022

Mr. James David Ballard
[Address on file with the Company]
Dear David:
We are pleased to extend to you this offer to serve as the Senior Vice President − Enterprise Efficiency and Chief Technology Officer of Douglas Elliman Inc. (the “Company”). In this position, your role will be to seek out new technologies and operational and cost efficiencies for the Company and its subsidiaries, and establish whether they could benefit the business, and to create an optimized, actionable strategy for implementation. You will also be responsible for leading the Company’s agent-centric innovation agenda, including defining a roadmap for an integrated agent portal, developing and communicating the Company’s technology vision both internally and externally, and supporting all aspects of the Company’s technology development, expense and operational efficiency.
Throughout the term of your employment, which shall commence on December 29, 2021, subject to the consummation of the transactions contemplated by the Distribution Agreement, originally dated as of December 21, 2021, and amended and restated as of December 28, 2021, by and between Vector Group Ltd. (“Vector”) and the Company, you shall report directly to the Company’s Executive Vice President. You will initially provide your services remotely and shall undertake such travel as is reasonably required to fulfill your responsibilities. Your position will entail travel on a regular basis, including to the Company’s headquarters in Miami and offices in New York and, as needed, to the headquarters and offices of Vector. You shall devote substantially all of your business time to the affairs of the Company and its subsidiaries; provided, however, that anything herein to the contrary notwithstanding, nothing shall preclude you from (i) engaging in charitable and community affairs, (ii) managing your personal and/or family investments and affairs and (iii) engaging in other activities approved by the Board of Directors of the Company or by the Company’s Chief Executive Officer, in each case, to the extent such activities do not materially interfere with the proper performance of your duties and responsibilities to the Company set forth herein. Notwithstanding the foregoing, the Company understands that you also serve as Vector’s Senior Vice President − Enterprise Efficiency and Chief Technology Officer and recognizes and agrees that your responsibilities to Vector will preclude you from devoting substantially all of your business time and attention to the Company’s affairs. However, the Company understands, and you agree, that you will devote to the Company’s affairs a sufficiently substantial portion of your business time and attention as may be reasonably necessary to accomplish the objectives of the Company as mutually agreed to between you and the Company from time to time.
You will receive an annual base salary of $400,000.00, which will be reviewed annually for upward adjustment. Your salary will be paid semi-monthly in accordance with the Company’s customary payroll practices.

Mr. James David Ballard
February 28, 2022

Commencing on January 2, 2022, you will be eligible to receive an annual incentive bonus which shall be based on Company profitability, individual performance and other factors, and which will be paid by March 31 following the end of the calendar year to which it relates, subject to your continuous employment through such date. For the calendar year 2022, your target incentive bonus will be 50% of your annual base salary.
You will be eligible, along with other Company executives, for awards under the Company’s 2021 Management Incentive Plan.
The term of this letter agreement shall be for two (2) years. Unless earlier terminated with or without “Cause”, for “Disability”, or death, as such capitalized terms are defined below, the term of employment shall be automatically renewed for successive one (1)-year terms unless you or the Company gives written notice of such party’s intention not to renew no later than sixty (60) days prior to the end of the initial term or the applicable renewal term, as the case may be.
You will be eligible for the benefits that the Company provides to its other senior employees, including participation in the Company’s 401(k) and health, dental and vision insurance plans, all of which are subject to change by the Company or the respective carriers. In addition, the Company will provide you with life insurance benefits in an amount equal to two (2) times your annual base salary. The Company will also grant you four (4) weeks of paid vacation time per calendar year which shall accrue in accordance with the Company’s policies. You shall be entitled to reimbursement by the Company of your reasonable business expenses in accordance with the Company’s policies.
By signing below, you hereby represent and warrant as follows: 1) To the best of your knowledge, your entry into this letter agreement and your employment by the Company on the terms set forth herein do not constitute a breach of any employment agreement or other agreement with any other employer of yours prior to the Company; 2) You have not taken, or shared with, or will share with, the Company any proprietary information or property of any prior employer of yours; and 3) There are no lawsuits or other actions or proceedings pending or threatened against you which have as their basis allegations of fraud, deceit, dishonesty, willful misconduct or similar matters. This offer letter is expressly conditioned on these representations.
By signing below, you agree to indemnify and hold harmless the Company, and its subsidiaries and each of their respective officers, directors, employees, agents and control persons (each an “Indemnified Party”) against any losses, claims, damages or liabilities, including without limitation attorneys’ fees and costs (collectively, “Claims”), to which an Indemnified Party may become subject, insofar as such Claims arise out of or are based upon your taking or use of any proprietary information or property of any prior employer of yours.
As a Douglas Elliman employee and following the termination of your employment, you are required to maintain the confidentiality of all trade secrets and confidential or proprietary information, knowledge or data relating to the Company and any of its subsidiaries (collectively, the “Douglas Elliman Companies”), including, without limitation, our financial condition, our plans, our clients, our methods and any other intellectual property, which shall have been obtained by you during your employment by, or work for, any of the Douglas Elliman Companies and which is not generally available public knowledge or publicly known within the relevant trade or industry (other than acts by you in violation of this letter agreement) (“Confidential Information”). Except as may be required or appropriate in connection with you carrying out your duties under this letter agreement, you shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against any of the Douglas Elliman

Mr. James David Ballard
February 28, 2022

Companies (in which case you shall use your reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, proprietary information, knowledge or data to anyone other than any of the Douglas Elliman Companies and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties thereunder; provided, however, that nothing in this letter agreement or in any other Company policy or agreement, shall prohibit you from reporting suspected violations of law or regulation to any governmental agency, regulatory body, self-regulatory organization or law enforcement agency, including but not limited to the Securities and Exchange Commission (collectively a “law enforcement entity”), from making any other disclosures that are protected under any law or regulation, from participating or cooperating in any inquiry, investigation, or proceeding conducted by such law enforcement entity, or from making other disclosures that are protected under state or federal law or regulation, or receiving an award for information provided to any such law enforcement entity.
You are hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to your attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
At all times during your employment and for a period of one (1) year immediately following the termination of your employment with the Company for any reason, you shall not, directly or indirectly, individually or as an employee, partner, consultant, officer, director or owner or in any other capacity whatsoever of or for any person, firm, partnership, company or corporation, other than any of the Douglas Elliman Companies, provide services to any business which directly or indirectly competes in the Geographical Areas with a business in which the Douglas Elliman Companies are engaged both for some period during the Employment Period and on the day your employment is terminated hereunder (“Competitive Business”); provided, however, that this paragraph shall not restrict you from holding up to 5% of the publicly traded securities of any entity which competes with any of the Douglas Elliman Companies and providing services to Vector in accordance with paragraph 2 of this letter agreement.
At all times during your employment and for a period of one (1) year immediately following the termination of your employment with the Company for any reason, you shall not, directly or indirectly, individually or as an employee, partner, consultant, officer, director or owner or in any other capacity whatsoever of or for any person, firm, partnership, company or corporation, other than any of the Douglas Elliman Companies, hire, recruit, attempt to hire, solicit or assist others in recruiting or hiring any executive, employee, client, customer, agent or consultant of any of the Douglas Elliman Companies (each, a “Restricted Person”) or induce or attempt to induce any such Restricted Person to terminate, cancel or withdraw his/her employment or business relationship with, or the provision of his/her services to, any Douglas Elliman Company or to take employment with, or utilize the services of, another party other than a Douglas Elliman Company. The previous sentence shall not preclude general solicitations in newspapers or similar mass media not targeted toward Restricted Persons.

Mr. James David Ballard
February 28, 2022

For purposes of this letter agreement, “Geographical Areas” means all cities, counties and states of the United States, in which any of the Douglas Elliman Companies are conducting more than incidental business at the time you first engage in the business in that geographic area, whether or not any of the Douglas Elliman Companies has an actual physical presence in such location. You hereby acknowledge that (i) the scope and period of restrictions and the Geographical Area to which the restrictions imposed in the non-competition/non-solicitation provisions set forth above are fair and reasonable and are reasonably required for the protection of the Douglas Elliman Companies and (ii) the obligations and restrictions provided for herein are an integral part of the consideration motivating both the Company and you to enter into this letter agreement. It is the intent of the parties that the non-competition/non-solicitation provisions will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of the non-competition/non-solicitation provisions is adjudicated to be invalid or unenforceable, this letter agreement will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of the non-competition or non-solicitation provision in the particular jurisdiction in which such adjudication was made. You understand and agree that the rights and obligations contained herein will extend beyond the termination of your services. Without intending to limit the remedies available to the Company, you acknowledge that a breach of the covenants contained herein may result in material irreparable injury to the Company and its subsidiaries for which there is no adequate remedy at law, that it may not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company will be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining you from engaging in activities prohibited by this letter agreement or such other relief as may be required to specifically enforce any of the covenants in this letter agreement. You will also be required to pay all legal fees and costs incurred by the Company in connection with enforcing its rights under this paragraph.
In the event that your employment is terminated by the Company without Cause (other than any termination resulting from your employment by another Douglas Elliman Company) or on account of your Disability (each as defined below), or death, or you terminate your employment with Good Reason (as defined below) (all of the above referred to herein as a Termination of Employment), you shall be entitled to (i) receive as a severance payment (reduced, in the case of Disability, by such amounts, if any, paid to you under any applicable disability or similar insurance policies of any of the Douglas Elliman Companies, the premiums of which are paid by any of the Douglas Elliman Companies) an amount equal to one (1) times your then annual base salary and your most recent annual incentive bonus; (ii) acceleration of all unvested equity or option grants and (iii) participation for you and your eligible dependents in any medical and/or dental plan you were participating in immediately prior to your termination date, or, if unavailable, a COBRA plan for up to eighteen (18) months following the termination date at the applicable employee cost, or in the case of a COBRA plan, the Company will pay the cost of the coverage less the employee cost of coverage had you remained eligible for the Company’s medical and/or dental plan; provided, however, that if you or your eligible dependents become eligible to participate in any other medical and/or dental plan at any point during such eighteen (18)-month period, then you shall become responsible for the full cost of such medical and/or dental plan coverage as of such earlier date.
Payment of any severance amounts and accelerated vesting of unvested equity or option grants shall be subject to your execution of a general release in favor of the Company within sixty (60) days of the date on which your employment terminates, and shall be payable, in installments, as and when such base salary would have otherwise been payable to you had your employment not been terminated. The severance payments shall begin within fifteen (15) days following your execution and non-revocation of a general release. In the event of your death

Mr. James David Ballard
February 28, 2022

during the period in which you would be entitled to receive severance payments hereunder, your designated beneficiary shall be entitled to receive any such severance payments.
For purposes of this letter agreement, “Cause” means: (i) you having been convicted of or entered a plea of nolo contendere with respect to a criminal offense constituting a felony; (ii) you having committed in the performance of your duties under this letter agreement one or more acts or omissions constituting fraud, dishonesty, or willful injury to the Company which results in a material adverse effect on the business, financial condition or results of operations of the Company; (iii) you having committed one or more acts constituting gross neglect or willful misconduct which results in a material adverse effect on the business, financial condition or results of operations of the Company; (iv) you having exposed the Company to criminal liability substantially and knowingly caused by you which results in a material adverse effect on the business, financial condition or results of operations of the Company; or (v) you having failed, after written warning from the Board specifying in reasonable detail the breach(es) complained of, to substantially perform your duties under this letter agreement (excluding, however, any failure to meet any performance targets or any failure as a result of an approved absence or any mental or physical impairment that could reasonably be expected to result in a Disability).
Any termination of employment with “Cause” shall not be followed by a payment of severance and shall be without damages or liability to the Company for compensation and other benefits which otherwise would have accrued to you hereunder after the date of termination, but any unpaid compensation, benefits and reimbursements accrued through the date of such termination, including base salary and any unpaid bonus amount, shall be paid to you at the times normally paid by the Company and you shall be entitled to any other rights, benefits or entitlements in accordance with this letter agreement or any applicable plan, policy, program, arrangement of, or other agreement with any Douglas Elliman Company.
For purposes of this letter agreement, “Disability” means, as a result of your incapacity due to physical or mental illness, you have been substantially unable to perform your normal duties hereunder, with or without reasonable accommodations, for an entire period of six (6) consecutive months, and within thirty (30) days after written notice of termination is given to you by the Company after such six-month period, you shall not have returned to the substantial performance of your duties on a full-time basis.
For purposes of this letter agreement, “Good Reason” means your resignation as a result of and within sixty (60) days of the initial existence of a material breach by the Company of any material provision of this letter agreement that remains uncorrected for thirty (30) days following written notice of such breach. You must provide such notice to the Company within thirty (30) days of the initial existence of the alleged material breach. Upon notice to the Company of your intent to resign for Good Reason setting forth with specificity the events giving rise to Good Reason, the Company shall have a forty-five (45)-day period after receipt of such notice in which to cure such matters or, in good faith, dispute such matters.
This letter agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (together with the applicable regulations thereunder, “Section 409A”). To the extent that any provision in this letter agreement is ambiguous as to its compliance with Section 409A, such provision will be read in such a manner so that all payments due under this letter agreement will comply with Section 409A. Notwithstanding any other provision of this letter agreement, any payment or other benefit required to be made to or provided to, or with respect to, you under this letter agreement upon the termination of your employment shall be made or provided promptly after the six (6)-month anniversary of the date of your termination of employment to the extent necessary to avoid imposition upon you of any

Mr. James David Ballard
February 28, 2022

additional tax imposed under Section 409A. All payments due and owing for the six (6)-month period shall be paid on the first day following the six (6)-month anniversary of your date of termination. In addition, if any payment or benefit permitted or required under this letter agreement or otherwise is reasonably determined by either party to be subject for any reason to a material risk of additional tax pursuant to Section 409A, then the parties shall promptly negotiate in good faith appropriate provisions to avoid such risk without increasing the cost to the Company or, to the extent practicable, materially changing the economic value of this letter agreement to you.
For purposes of Section 409A, each payment made under this letter agreement will be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this letter agreement will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Finally, if the period after the date of termination during which the general release must become effective spans two calendar years, any payments or benefits conditioned on the general release will not be made or commence to be made until the second calendar year.
You may terminate your employment with the Company for other than Good Reason at any time by delivery of at least thirty (30) days’ prior written notice to the Company.
This letter agreement, together with the forms provided to you by the Company’s office Administrator that must be signed and returned, contains all of the terms of your employment on which we have agreed, and cannot be changed except by a writing signed by an appropriate senior corporate officer of the Company with authority to enter into an agreement for employment. No verbal representation or commitment concerning the terms of your employment will be binding. This letter agreement supersedes all prior verbal and/or written communications between you and the Company with respect to your employment. Nothing in this letter agreement changes the fact that you are an at-will employee. This letter is not a guarantee of employment for a specific duration.
This letter agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such state. In the event that any provision or portion of this letter agreement shall be determined to be invalid or unenforceable for any reason by a court of competent jurisdiction or an arbitrator (designated in accordance with this letter agreement), the remaining provisions or portions of this letter agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. This letter agreement may be signed electronically in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.
Any controversy or claim arising out of or relating to this letter agreement, or the breach thereof, shall be settled by arbitration in Miami, Florida before a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association then pertaining to Miami, Florida. In any such arbitration, one arbitrator shall be selected by each of the parties, and the third arbitrator shall be selected by the first two arbitrators. The arbitration award shall be final and binding upon the parties and judgment thereon may be entered in any

Mr. James David Ballard
February 28, 2022

court having jurisdiction thereof. The arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this paragraph shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by you of any of your covenants contained herein.
This offer will expire ten (10) days after the date of this letter. You represent that you have received a copy of the Company Employee Manual and that you will familiarize yourself with the contents thereof. Please sign your acceptance of this offer and return to me before the expiration date.

Mr. James David Ballard
February 28, 2022

David, we are most excited about you joining the Company and believe that you will make a significant contribution to the firm.
Sincerely,
By:    /s/ J. Bryant Kirkland III
J. Bryant Kirkland III
    Chief Financial Officer and Treasurer

Agreed to and Accepted by:
/s/ James David Ballard
James David Ballard